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                                                                   Exhibit 10.28



                              AMENDMENT NO. 1 TO
                          CHANGE OF CONTROL AGREEMENT



     This Amendment modifies that certain Change of Control Agreement dated June 1, 1997, between Coyote Sports, Inc., a Nevada corporation, with its principle offices located at 2291 Arapahoe Avenue, Boulder, CO 80302 (hereinafter the "Company"), and James M. Probst, residing at 5455 South Simms Way, Littleton, Colorado 80217 (hereinafter the "Officer").

     The parties agrees that the following sections shall be amended:

     Section 1(a) Definitions shall read as follows:

     1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

     (a) For the purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, beneficially owns 30% or more of the Company's voting common stock; or, (b) at any time during the period of three consecutive years (not including any period prior to the date hereof), individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by the Company's stockholders were approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or (c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation in which both (i) a majority of the directors of the surviving entity were directors of the Company prior to such consolidation or merger, and (ii) which would result in the voting securities of the Company outstanding immediately prior thereto continue to represent (either by remaining outstanding or by being changed into voting securities of the surviving entity) at least 51% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; or (d) the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.
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Section 2 Severance Benefits shall read as follows:


     2. Severance Benefits. In the event there is a Termination Following a Change of Control, the Officer shall be entitled to the following severance benefits for a period of 24 months after the Termination Date. Benefits shall continue for the 24 month severance period.


All other provisions of the Change of Control Agreement dated June 1, 1997, shall remain in effect.

     THE OFFICER:                   THE COMPANY:
                                    Coyote Sports, Inc.

     /s/ Jim Probst                 By: /s/ Mel Stonebraker
     ---------------------             --------------------------------
     Jim Probst                         Mel Stonebraker, CEO